News

For Immediate Release

Contact:	Bernard J. Kilkelly
Vice President, Investor Relations
Phone:	212-303-4349
E-mail:	bernie-kilkelly@dlfi.com
Delphi Financial Reports Third Quarter 2008 Results
Insurance Operations Achieve 7% Growth in Core Premium,
15% Growth in Core Production, Strong Underwriting Profits
Wilmington, Delaware — October 22, 2008 — Delphi Financial Group, Inc. (NYSE: DFG) announced today that its operating earnings (1) in the third quarter of 2008 were $12.5 million or $0.26 per share, compared to $41.7 million or $0.81 per share in the third quarter of 2007. Operating earnings for the first nine months of 2008 were $77.4 million or $1.57 per share, compared to $124.9 million or $2.42 per share in the first nine months of 2007. Annualized operating return on beginning equity (2) in the first nine months of 2008 was 9.0%, compared to 15.2% in the first nine months of 2007.
Delphi reported a net loss in the third quarter of 2008 of $(9.8) million or $(0.20) per share. The net loss included after-tax realized investment losses of $(21.9) million or $(0.45) per share and an after-tax loss of $(0.4) million or $(0.01) per share from the redemption of junior subordinated deferrable interest debentures. The amount of after-tax realized investment losses resulting from other-than-temporary impairments was $(18.3) million or ($0.38) per share, of which $(4.0) million or ($0.08) per share was attributable to holdings in Lehman Brothers and Washington Mutual.
For the first nine months of 2008, Delphi’s net income was $38.2 million or $0.78 per share, which included after-tax realized investment losses of $(38.8) million or $(0.78) per share and an after-tax loss of $(0.4) million or $(0.01) per share from the redemption of junior subordinated deferrable interest debentures. The amount of after-tax realized investment losses resulting from other-than-temporary impairments in the first nine months of 2008 was $(34.1) million or ($0.69) per share, of which $(4.0) million or ($0.08) per share was attributable to holdings in Lehman Brothers and Washington Mutual.
In the third quarter of 2007, Delphi’s net income was $40.7 million or $0.79 per share, which included after-tax realized investment losses of $(1.0) million or $(0.02) per share. In the first nine months of 2007, Delphi’s net income was $122.8 million or $2.38 per share, which included after-tax realized investment losses of $(0.6) million or $(0.01) per share and an after-tax loss of $(1.4) million or $(0.03) per share from the redemption of junior subordinated deferrable interest debentures.
Delphi’s core group employee benefit premiums in the third quarter of 2008 rose 7% over the prior year quarter to $327 million. This growth was driven by a 10% increase in group life premiums and an 8% increase in group disability premiums at Delphi’s Reliance Standard Life subsidiary. Delphi’s core group employee benefit production in the third quarter of 2008 rose 15% over the prior year quarter to

Delphi Financial Reports Results for Third Quarter 2008	Page 2
$68.3 million, driven by a 38% increase in excess workers’ compensation production at Delphi’s Safety National subsidiary and a 17% increase in group disability production at Reliance Standard. Delphi’s group employee benefit combined ratio in the third quarter of 2008 was 92.3%, compared with 91.9% for the third quarter of 2007 and 92.4% for full-year 2007.
Delphi’s asset accumulation segment, which is primarily focused on individual fixed annuities, had new sales of $44.0 million in the third quarter of 2008, up from $32.6 million in last year’s third quarter. New annuity sales in the first nine months of 2008 were $195.8 million, up from $83.8 million in the first nine months of 2007. Funds under management at September 30, 2008 rose to $1.3 billion from $1.1 billion at September 30, 2007. The increase included the assumption of a $135.0 million block of fixed annuities during the third quarter of 2008 in an indemnity reinsurance transaction.
Delphi’s net investment income in the third quarter of 2008 was $19.4 million compared to $62.8 million in the prior year quarter. Invested assets at September 30, 2008 were $4.8 billion compared to $4.7 billion at September 30, 2007. The tax equivalent yield on the Company’s investment portfolio in the third quarter of 2008 was 2.0%, compared to 5.7% in the third quarter of 2007. Diluted book value per share before accumulated other comprehensive income or loss(3) was $24.78 at September 30, 2008, compared with $24.34 at December 31, 2007 and $24.07 at September 30, 2007.
Robert Rosenkranz, Chairman and Chief Executive Officer, commented, “Delphi continues to achieve strong underwriting profits due to our disciplined pricing and underwriting at both Reliance Standard and Safety National. Reliance Standard continues to benefit from our small case focus targeting companies with less than 500 employees, our emphasis on voluntary products and our Integrated Employee Benefits program incorporating absence management services from Matrix. Safety National had a very strong July renewal period in excess workers’ compensation, with solid growth in new sales, record renewal ratios, modest declines in rates and modest increases in the important self-insured retention level.”
Mr. Rosenkranz continued, “The excellent performance of Delphi’s insurance businesses was offset by obviously disappointing investment results attributable to losses on our investments in alternative assets, which are marked to market through the income statement. As we have previously stated, we are reducing the alternative assets in our investment portfolio. By the start of 2009, we expect to have reduced our investments in alternative assets to half the levels we held going into 2008; and we expect that the investments we retain will be both less volatile and less correlated with general market performance. In addition, based on favorable conditions for our annuity business, we have substantially accelerated the growth of this business this year, adding $331 million in new funds under management through the third quarter of 2008 as compared with $107 million for all of 2007. The investment of these funds, as well as the funds redeployed from alternative assets, should produce unusually attractive yields and spreads under current extraordinary market conditions.”
Mr. Rosenkranz added, “We believe the strong results of our insurance businesses are sustainable for the foreseeable future, but due to our shortfall in investment income in the first nine months and the unpredictable environment in the fourth quarter, we are withdrawing our earnings guidance for 2008. We do, though, expect significantly improved operating earnings in 2009, assuming the completion of the investment portfolio repositioning we are undertaking. We currently expect operating earnings per share in 2009 to be in a range of $3.40 to $3.80. We expect to be able to refine this guidance when we report 2008 full-year results in February 2009, at which time we will have completed our budget process and will have more information on the status of our investment portfolio repositioning.”

Delphi Financial Reports Results for Third Quarter 2008	Page 3
Conference Call
On October 23, 2008 at 10:00 AM (Eastern time), Delphi will broadcast the Company’s third quarter 2008 earnings teleconference live on the Internet, hosted by Robert Rosenkranz, Chairman and Chief Executive Officer. Investors can access the broadcast at www.delphifin.com by clicking on the webcast icon on the home page. It is advisable to register at least 15 minutes prior to the call to download and install any necessary audio software. The online replay will be available on Delphi’s website for one week beginning at approximately 12:00 PM (Eastern time) on October 23, 2008. Investors can also download Delphi’s third quarter 2008 statistical supplement from the Company’s website at www.delphifin.com.
In connection with, and because it desires to take advantage of, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Delphi cautions readers regarding certain forward-looking statements in the foregoing discussion and in any other statements made by, or on behalf of, Delphi, whether in future filings with the Securities and Exchange Commission or otherwise. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, prospects, outlooks or other developments. Some forward-looking statements may be identified by the use of terms such as “expects,” “believes,” “anticipates,” “intends,” “judgment,” “outlook” or other similar expressions. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic, competitive and other uncertainties and contingencies, many of which are beyond Delphi’s control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry generally, such as the economic and interest rate environment, federal and state legislative and regulatory developments, including but not limited to changes in financial services, employee benefit and tax laws and regulations, changes in accounting rules or interpretation, market pricing and competitive trends relating to insurance products and services, acts of terrorism or war, and the availability and cost of reinsurance, and those relating specifically to Delphi’s business, such as the level of its insurance premiums and fee income, the claims experience, persistency and other factors affecting the profitability of its insurance products, the performance of its investment portfolio and changes in Delphi’s investment strategy, acquisitions of companies or blocks of business, and ratings by major rating organizations of Delphi and its insurance subsidiaries. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Delphi. Forward-looking statements contained in the foregoing discussion are made as of the date of this press release and Delphi disclaims any obligation to update these or any other forward-looking statements.
Delphi Financial Group, Inc. is an integrated employee benefit services company. Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related group insurance coverages: long-term and short-term disability, life, excess workers’ compensation for self-insured employers, travel accident, dental and limited benefit health insurance. Delphi’s asset accumulation business emphasizes individual annuity products. Delphi’s common stock is listed on the New York Stock Exchange under the symbol DFG and its corporate website address is www.delphifin.com.

Delphi Financial Reports Results for Third Quarter 2008	Page 4
(1)	Operating earnings, which is a non-GAAP financial measure, consist of income from continuing operations excluding after-tax realized investment gains and losses, and the loss on redemption of junior subordinated deferrable interest debentures, as applicable. The Company believes that because realized investment gains and losses, redemption of junior subordinated deferrable interest debentures and discontinued operations arise from events that, to a significant extent, are within management’s discretion and can fluctuate significantly, thus distorting comparisons between periods, a measure excluding their impact is useful in analyzing the Company’s operating trends. Redemptions of junior subordinated deferrable interest debentures occur based on management’s decision to exercise its ability to redeem the outstanding debentures. Investment gains or losses may be realized based on management’s decision to dispose of an investment, and investment losses may be realized based on management’s judgment that a decline in the market value of an investment is other than temporary. Discontinued operations occur based on management’s decision to exit or sell a particular business. Thus, realized investment gains and losses, losses on redemption of junior subordinated deferrable interest debentures and results from discontinued operations are not reflective of the Company’s ongoing earnings capacity, and trends in the earnings of the Company’s underlying insurance operations can be more clearly identified without the effects of these items. For these reasons, management uses the measure of operating earnings to assess performance and make operating plans and decisions, and analysts and investors typically utilize measures of this type when evaluating the financial performance of insurers. However, gains and losses of these types, particularly as to investments, occur frequently and should not be considered as nonrecurring items. Further, operating earnings should not be considered a substitute for net income, the most directly comparable GAAP measure, as an indication of the Company’s overall financial performance and may not be calculated in the same manner as similarly titled captions in other companies’ financial statements. For reconciliations of the respective operating earnings amounts to the corresponding net income amounts for the indicated periods, see the table captioned “Non-GAAP Financial Measures — Reconciliation to GAAP” which follows. All per share amounts are on a diluted basis.

(2)	Annualized operating return on beginning equity, which is a non-GAAP financial measure, is based on operating earnings, as defined in the preceding footnote (1) (rather than the most directly comparable GAAP measure, net income), divided by beginning shareholders’ equity. For the reasons that the Company believes that the calculation of this non-GAAP measure based upon operating earnings is useful, see such footnote. For reconciliations of the respective annualized operating return on equity amounts to the corresponding annualized net income return on equity amounts for the indicated periods, see the table captioned “Non-GAAP Financial Measures — Reconciliation to GAAP” which follows.

(3)	Diluted book value per share before accumulated other comprehensive income and loss, which is a non-GAAP financial measure, is based on shareholders’ equity excluding the effect of accumulated other comprehensive income and loss. The Company believes that, because accumulated other comprehensive income and loss fluctuates from period to period primarily due to changes in the value of its assets resulting from fluctuations in market interest rates, while the values of its liabilities are not similarly marked to market in determining diluted book value per share (the most directly comparable GAAP measure), this non-GAAP measure is useful in analyzing the Company’s operating trends. For reconciliations of the respective diluted book value per share before accumulated other comprehensive income and loss amounts to the corresponding diluted book value per share amounts for the indicated dates, see the table captioned “Non-GAAP Financial Measures — Reconciliation to GAAP” which follows.
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DELPHI FINANCIAL GROUP, INC.
Non-GAAP Financial Measures
Reconciliation to GAAP
(Unaudited; in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	9/30/2008	9/30/2007	9/30/2008	9/30/2007
Income Statement Data

Operating earnings (Non-GAAP measure)	$12,510	$41,691	$77,387	$124,863
Net realized investment losses, net of taxes	(21,931)	(962)	(38,789)	(601)
Loss on redemptions of junior subordinated deferrable interest debentures, net of taxes	(389)	—	(389)	(1,425)

Net (loss) income (GAAP measure)	$(9,810)	$40,729	$38,209	$122,837

Diluted results per share of common stock:
Operating earnings (Non-GAAP measure)	$0.26	$0.81	$1.57	$2.42
Net realized investment losses, net of taxes	(0.45)	(0.02)	(0.78)	(0.01)
Loss on redemptions of junior subordinated deferrable interest debentures, net of taxes	(0.01)	—	(0.01)	(0.03)

Net (loss) income (GAAP measure)	$(0.20)	$0.79	$0.78	$2.38

Annualized operating return on beginning equity	4.8%	14.6%	9.0%	15.2%

Annualized net (loss) income return on beginning equity (GAAP measure)	-3.8%	14.3%	4.5%	15.0%

Balance Sheet Data	9/30/2008	12/31/2007
Shareholders’ equity, excluding accumulated other comprehensive (loss) income	$1,177,731	$1,183,887
Add: Accumulated other comprehensive loss	(288,654)	(42,497)

Shareholders’ equity (GAAP measure)	$889,077	$1,141,390

Diluted book value per share of common stock, excluding accumulated other comprehensive (loss) income (Non-GAAP measure)	$24.78	$24.34
Add: Accumulated other comprehensive loss	(5.33)	(0.77)

Diluted book value per share of common stock (GAAP measure)	$19.45	$23.57

Please see footnotes 1 through 3 of the press release to which this table is attached for important information regarding these non-GAAP financial measures.

DELPHI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	9/30/2008	09/30/2007	9/30/2008	09/30/07
Revenue:
Premium and fee income	$345,028	$325,944	$1,028,092	$972,528
Net investment income	19,407	62,768	112,494	203,178
Net realized investment losses	(33,740)	(1,480)	(59,675)	(925)
Loss on redemptions of junior subordinated deferrable interest debentures	(598)	—	(598)	(2,192)

	330,097	387,232	1,080,313	1,172,589

Benefits and expenses:
Benefits, claims and interest credited to policyholders	244,042	234,525	730,709	708,220
Commissions and expenses	99,824	87,632	284,400	268,997

	343,866	322,157	1,015,109	977,217

Operating (loss) income	(13,769)	65,075	65,204	195,372

Interest expense:
Corporate debt	4,427	3,328	12,940	12,973
Junior subordinated debentures	3,240	3,246	9,726	4,652
Junior subordinated deferrable interest debentures underlying company-obligated mandatorily redeemable capital securities issued by unconsolidated subsidiaries	177	488	934	2,251
Income tax (benefit) expense	(11,803)	17,284	3,395	52,659

Net (loss) income	$(9,810)	$40,729	$38,209	$122,837

Basic results per share of common stock:
Net (loss) income	$(0.20)	$0.80	$0.79	$2.44

Weighted average shares outstanding	47,936	50,596	48,379	50,405

Diluted results per share of common stock:
Net (loss) income	$(0.20)	$0.79	$0.78	$2.38

Weighted average shares outstanding	47,936	51,722	49,259	51,641

Dividends paid per share of common stock	$0.10	$0.09	$0.29	$0.26

DELPHI FINANCIAL GROUP, INC.
SUMMARIZED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands)

	9/30/2008	12/31/2007
Assets:
Investments:
Fixed maturity securities, available for sale	$3,733,054	$3,691,694
Short-term investments	444,994	286,033
Other investments	588,422	1,010,141

	4,766,470	4,987,868

Cash	69,249	51,240
Cost of business acquired	237,641	174,430
Reinsurance receivables	378,671	402,785
Goodwill	93,929	93,929
Other assets	288,887	260,602
Assets held in separate account	104,062	123,956

Total assets	$5,938,909	$6,094,810

Liabilities and Shareholders’ Equity:
Policy liabilities and accruals	$2,510,574	$2,353,375
Policyholder account balances	1,340,825	1,083,121
Corporate debt	290,750	217,750
Junior subordinated debentures	175,000	175,000
Junior subordinated deferrable interest debentures underlying company-obligated mandatorily redeemable capital securities issued by unconsolidated subsidiaries	—	20,619
Other liabilities and policyholder funds	628,621	979,599
Liabilities related to separate account	104,062	123,956

Total liabilities	5,049,832	4,953,420

Shareholders’ equity:
Class A Common Stock	489	487
Class B Common Stock	60	59
Additional paid-in capital	521,819	509,742
Accumulated other comprehensive loss	(288,654)	(42,497)
Retained earnings	852,609	828,116
Treasury stock, at cost	(197,246)	(154,517)

	889,077	1,141,390

Total liabilities and shareholders’ equity	$5,938,909	$6,094,810

DELPHI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)

	Nine Months Ended
	9/30/2008	9/30/2007
Operating activities:
Net income	$38,209	$122,837
Adjustments to reconcile net income to net cash provided by operating activities:
Change in policy liabilities and policyholder accounts	194,967	219,478
Net change in reinsurance receivables and payables	18,901	(7,428)
Amortization, principally the cost of business acquired and investments	46,601	53,353
Deferred costs of business acquired	(94,043)	(84,042)
Net realized losses on investments	59,675	925
Net change in federal income tax liability	(53,654)	16,440
Other	56,828	(41,451)

Net cash provided by operating activities	267,484	280,112

Investing activities:
Purchases of investments and loans made	(1,012,307)	(861,814)
Sales of investments and receipts from repayment of loans	348,569	328,176
Maturities of investments	311,840	120,486
Net change in short-term investments	(158,961)	138,805
Change in deposit in separate account	10,547	8,536

Net cash used by investing activities	(500,312)	(265,811)

Financing activities:
Deposits to policyholder accounts	335,082	90,388
Withdrawals from policyholder accounts	(83,382)	(123,802)
Borrowings under revolving credit facility	79,000	42,000
Principal payments under revolving credit facility	(6,000)	(158,000)
Proceeds from the issuance of junior subordinated debentures	—	172,309
Redemptions of junior subordinated deferrable interest debentures underlying company-obligated mandatorily redeemable capital securities issued by unconsolidated subsidiaries	(20,619)	(37,728)
Acquisition of treasury stock	(42,729)	(1,800)
Other financing activities	(10,515)	(188)

Net cash provided (used) by financing activities	250,837	(16,821)

Increase (decrease) in cash	18,009	(2,520)
Cash at beginning of period	51,240	48,204

Cash at end of period	$69,249	$45,684